                                                                     EXHIBIT 5.1

                  [STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]

                                  May 14, 1998

CKE Restaurants, Inc.
1200 North Harbor Boulevard
Anaheim, California 92801

          Re: Registration Statement on Form S-4

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-4 filed by CKE Restaurants, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on May 14, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of up to 4,500,000 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company (the "Common Stock"), that may be offered and issued by the Company from time to time in connection with the acquisition by the Company, directly or indirectly, of various businesses or assets or interests therein.

     As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares.

     Based on the foregoing, it is our opinion that the Shares, when authorized by the Company and issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Validity of Common Stock" in the Prospectus which forms a part of the Registration Statement.

                                          Very truly yours,

                                          /s/ STRADLING YOCCA CARLSON & RAUTH